Benton-Franklin Council of Governments

1622 Terminal Drive	Phone: (509) 943-9185
P.O. Box 217	Fax: (509) 943-6756
Richland, WA 99352	Website: www.benton-franklin.cog.wa.us

September 26, 2006

DeCoria, Maichel & Teague, P.S.
1105 W. Francis, Ste A
Spokane, WA 99205

Re: IsoRay Medical, Inc. Loan

Gentlemen:

This letter will serve as notice and confirmation that Benton Franklin Economic Development District will waive enforcement of the following non-compliance loan covenant between itself and IsoRay Medical, Inc.

•	(a) As defined by generally accepted accounting principles, the Borrower will not allow its net working capital position ratio of current assets to current liabilities to be less than 1.3 to 1.0.
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(g) It will not pay annual compensation to its officers, directors (or family members of its officers, directors, or to any salaried individual,) in excess of One Hundred Thousand Dollars ($100,000) annually for all of said persons combined during the life of the loan.

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(h) It will not purchase fixed assets or incur any additional long-term lease and lease-purchase obligations which require aggregate annual payments exceeding twenty-four Thousand Dollars ($24,000) per year. No fixed asset expenditures shall be made or lease ore lease-purchase obligations incurred, the result of which would be to reduce Borrower’s ratio of current assets to current liabilities below 1.3 to 1.0 subject to re-negotiation, depending upon the need and to be reviewed by BFEDD.

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(i) It will not permit its consolidated ratio of long-term debt (including long-term lease and lease-purchase obligations that shall be capitalized for the purposed of this Agreement) to equity (including subordinated debt) to exceed at any time 3.0 to 1.0. Borrower certifies that there is currently no long-term debt except as may be disclosed on page 2 hereinabove.

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(j) It will not purchase, retire, or acquire, except by gift, any of its ownership interest, and it will not merge with any other corporation of business entity except as approved by the BFEDD except in the case of the normal sale or acquiring of stock.

This action is valid as of March 31, 2006, and through June 30, 2007.

Sincerely,

/s/ Dante L. Montoya
Gwen Luper Executive Director Benton Franklin Economic Development District